ASSET PURCHASE AGREEMENT

by and between

RADIANT LOGISTICS GLOBAL SERVICES, INC.

and

MASS FINANCIAL CORP

May 21, 2007

i

ARTICLE 9	CONDITIONS TO CLOSING	10
9.1	Conditions Precedent to Buyer’s Obligation to Close	10
9.2	Conditions Precedent to Seller’s Obligation to Close	11
9.3	Conditions Precedent to the Parties’ Obligation to Close	11

ARTICLE 10	SURVIVAL; INDEMNIFICATION	11
10.1	Survival	11
10.2	Indemnification by Seller	12
10.3	Indemnification by Buyer	12
10.4	Third Party Claims	12
10.5	Other Remedies	12

ARTICLE 11	TERMINATION	13
11.1	Termination Events	13
11.2	Effect of Termination	13

ARTICLE 12	GENERAL	14
12.1	Expenses	14
12.2	Publicity	14
12.3	Waivers	14
12.4	Binding Effect; Benefits	14
12.5	Notices	14
12.6	Entire Agreement	15
12.7	Counterparts	15
12.8	Headings	15
12.9	Construction	16
12.10	Governing Law and Choice of Forum	16
12.11	Cooperation	16
12.12	Severability	16

EXHIBITS:

Exhibit A.	Definitions
Exhibit B.	Transaction Reliance Agreement
Exhibit C.	Management Services Agreement

ii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated this 21st day of May, 2007 by and between MASS FINANCIAL CORP., a Barbados corporation (the “Seller”), and RADIANT LOGISTICS GLOBAL SERVICES, INC., a Delaware corporation (the “Buyer”).

RECITALS

WHEREAS, Laurus Master Fund Limited extended loans to Stonepath Group, Inc., a Delaware corporation (“Stonepath”) and certain subsidiaries of Stonepath, including, among others, United American Freight Services, Inc., a Michigan corporation (“UAFS”), and Stonepath Logistics Domestic Services, Inc., a Delaware corporation (“SLDS” and, together with UAFS, the “Subs”), as evidenced by various loan documents, including without limitation, that certain Secured Convertible Minimum Borrowing Note dated as of August 31, 2005 in the original principal amount of $10,000,000 (the “Convertible Note”), that certain Secured Revolving Note dated as of August 31, 2005 in the original principal amount of $25,000,000 (the “Revolving Note” and together with the “Convertible Note”, the “Notes”), that certain Security Agreement dated as of August 31, 2005 in favor of Laurus Master Fund Limited (the “Security Agreement” and together with the Notes, the “Loan Documents”), all of which were assigned to Seller pursuant to an Assignment of Loans, Liens and Loan Documents dated as of February 9, 2007;

WHEREAS, pursuant to the Loan Documents Seller has a perfected first priority security interest in certain assets of Stonepath and the Subs to secure the prompt payment, performance and discharge in full of all of the Stonepath and the Subs’ obligations under the Loan Documents;

WHEREAS, in each of the transactions contemplated in the Asset Purchase Agreement, Seller is acting pursuant to Seller’s foreclosure on the assets of the Subs in a manner that is consistent with Seller’s and such Subs’ rights and duties, including those under the Uniform Commercial Code;

WHEREAS, Stonepath and the Subs defaulted in under various provisions of the Loan Documents and any and all applicable cure periods have expired and various events of default exist thereunder;

WHEREAS, as a result of the various defaults under the Loan Documents, Seller has declared all obligations of Stonepath and the Subs under the Loan Documents immediately due and owing and Stonepath and the Subs have not paid such obligations to Seller;

WHEREAS, as of April 17, 2007, Seller has taken possession of certain assets formerly used by the Subs in the operation of UAFS (the “Automotive Business”), for disposition by Seller as a secured party under the Uniform Commercial Code as in effect under applicable law (the “UCC”);

WHEREAS, Buyer is in the business of providing freight forwarding and transportation logistics services; and

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to transfer to Buyer, certain of the assets used in the Automotive Business, all of which are identified as “Collateral” in the Loan Documents all upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Buyer and Seller, intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

As used herein, the terms set forth in Exhibit A shall have the meanings set forth therein.

ARTICLE 2

TRANSFER OF ASSETS; MANAGEMENT SERVICES AGREEMENT; CLOSING

2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, and based upon the representations and warranties contained in this Agreement, at the Closing, Seller shall sell and convey to Buyer, free and clear of all Encumbrances, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the assets identified in this Section 2.1 (collectively, the “Purchased Assets”), including, the following:

(a) all tangible personal property used or usable in the Automotive Business, including, without limitation, office furniture and office equipment, fixtures, machinery, tooling and trade equipment, parts and supplies, vehicles, computers, computer peripherals (the “Tangible Personal Property”);

(b) exclusive rights to all of the Intellectual Property used or usable exclusively in the operation of the Automotive Business and non-exclusive rights to any other Intellectual Property used in the operations of the Automotive Business (the “IP Rights”);

(c) exclusive rights to all customer and other contracts and agreements, telephone numbers (including voice, fax and pager numbers), and general business records and data relating to the Automotive Business and the Purchased Assets, including, but not limited to, all books, records, and documentation, whether in written or electronic form, including, but not limited to, all operating data and record, financial ledgers, journals, books of original entry, accounting files and workpapers, all customer files and records, billing records, accounting and other files regarding identification of motor carriers, shipping lines and air carriers, and purchased transportation and other files, to the extent any of the foregoing are used or usable exclusively in the Automotive Business and relate to the Purchased Assets and non-exclusive rights to any other such customer and other contracts and agreements and other files used in the Automotive Business and relating to the Purchased Assets and (the “Books and Records”);

(d) all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, necessary or desirable for the current conduct or operation of the Automotive Business or ownership of the Assets, including, but not limited to, motor carrier operating authorities, SCAC Codes used or usable in the Automotive Business (the “Permits”);

(e) all facilities, equipment, truck, software and other leases, to the extent Buyer wishes to assume such leases (the “Assigned Leases”); and

(f) customer lists, sales data, catalogs, brochures, suppliers, mailing lists, art work, photographs and advertising material that relate to the Automotive Business, in electronic form (the “Sales Materials” and together with the Tangible Personal Property, IP Rights, Books and Records, Permits and Assigned Leases, the “Purchased Assets”).

2.2 Excluded Assets. The term Purchased Assets specifically excludes any accounts receivable generated by UAFS prior to the Effective Date, any inter-company balances between UAFS and Stonepath or UAFS and the Subs, and any other assets not specifically included in Section 2.1.

2.3 Assignment. Without limiting the foregoing, Seller hereby assigns to Buyer all and any rights which have been assigned or transferred to Seller in connection with the Purchased Assets, whether under the Loan Documents or otherwise, including under any collateral assignments or arising out of any consent or waiver of any Person with which Stonepath or the Subs does or has done business.

2.4 Management Services Agreement. Concurrent with the execution and delivery of this Agreement, Buyer and Seller shall execute and deliver the Management Services Agreement in the form attached hereto as Exhibit C (the “Management Services Agreement”).

2.5 Closing. The closing of the purchase and sale of the Purchased Assets (the “Closing”) shall take place at offices of Buyer’s counsel, Fox Rothschild LLP, 997 Lenox Drive, Lawrenceville NJ 08750, or such other location as the parties may agree, as soon as practicable after satisfaction or waiver of all conditions precedent set forth in Article 9 of this Agreement (the date on which such Closing shall occur, the “Closing Date”). The conveyance of the Purchased Assets shall be effective as of 7:00 a.m., Eastern Daylight Savings Time on the Closing Date (the “Effective Time”).

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price for Purchased Assets.

(a) The purchase price for the Purchased Assets (the “Purchase Price”) shall be Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000).

(b) Buyer shall pay the Purchase Price to the Seller as follows:

(i) One Hundred Thousand Dollars ($100,000) (the “First Payment”) shall be paid by wire transfer of immediately available funds to the Seller on the Effective Date. These funds will be held in an interest bearing trust account with Williams Kastner & Gibbs, PLLC and refundable (plus accrued interest) to Buyer should the transaction contemplated by this Agreement fail to close;

(ii) One Hundred Fifty Thousand Dollars ($150,000) (the “Second Payment”) shall be paid by immediately available funds to the Seller at Closing: and

(iii) Up to Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Earn-Out Amount”) which shall be paid based on the Earnings Before Interest, Taxes, Depreciation, and Amortization of Buyer generated by the Automotive Services Division of the Buyer in which Buyer uses the Purchased Assets (“Post-Closing EBITDA”). Buyer shall pay to Seller the Earn-Out Amount in annual installments (each such installment, an “Earn-Out Payment”) each equal to 25% of the cumulative Post-Closing EBITDA for all completed fiscal years after the Closing (reduced to the extent of any negative Post-Closing EBITDA for any one or more such fiscal years), with the first year commencing at Closing and ending June 30, 2008, less the cumulative amount of all prior Earn-Out Payments made to Seller. The Earn-Out Payments shall be due and made on or before September 30 of each year (each an “Earn-Out Payment Date”) until the entire Earn-Out Amount is paid in full. The first Earn-Out Payment shall be due and made September 30, 2008. For the purpose of calculating the Earn-Out Payments, to be paid by Buyer to Seller, the Earn-Out Payment due to Seller shall first be reduced by any indemnification claims of Buyer under this Agreement in the current fiscal year, and then by any indemnification claims of Buyer in any prior fiscal year.

(iv) For the purpose of this Agreement, Post-Closing EBITDA shall be determined based upon the separate financial statements of the Buyer’s Automotive Services Division (which Division shall consist solely of operations previously operated by UAFS), as determined under GAAP, as adjusted and calculated pursuant to the following provisions:

A. The Post-Closing EBITDA of the Buyer’s Automotive Services Division shall be derived from the audited consolidated financial statements of Radiant Logistics, Inc. for each of the years in the Earn-Out period;

B. Any overhead, management or other indirect charges which might otherwise be charged by the Buyer or any of its affiliates against the Buyer’s Automotive Services Division shall be limited to two percent (2%) of the annual gross revenues of the Buyer’s Automotive Services Division plus any direct costs of the Buyer’s Automotive Services Division which are otherwise paid or incurred by the Buyer or any affiliate of the Buyer on behalf of the Buyer’s Automotive Services Division;

C. Notwithstanding the characterization of such items under GAAP, the Post-Closing EBITDA of Buyer’s Automotive Services Division shall include as a permitted expense and charge against income, all liabilities, losses, costs, expenses and claims incurred by Buyer as a result of, or arising in connection with, this Agreement, the acquisition and use of the Purchased Assets, or the transactions associated with this Agreement, excluding for this purpose, legal and accounting fees incurred in connection with this Agreement.

(v) Without the prior written consent of Seller, Buyer shall not merge its Automotive Services Division into any other division of Buyer or any of its affiliates, shall not sell or dispose of any of the assets of the Automotive Services Division outside the ordinary course or do anything else that would cause the results of the EBITDA calculations for the Buyer’s Automotive Services Division as set forth in this Agreement to be altered in any material way for so long as any portion of the Earn-Out Amount remains unpaid; and

(vi) Each Earn-Out Payment shall be accompanied by a written statement of the calculation of each Earn-Out Payment, and Seller shall, upon ten business days notice, have access to the accounting records of Buyer during normal business hours for the purpose of independent verification of the calculation of each Earn-out Payment. Seller may challenge the calculation of any Earn-Out Payment by delivering to Buyer a written notice describing in detail its objections to the payment, within sixty (60) days of the receipt of such payment.

(c) The Earn-Out Amount may be reduced in the manner, and by that amount set forth in Schedule 3.1(c).

3.2 Taxes. The Seller shall bear and be responsible for the payment of all Taxes, if any, that are imposed by any government or political subdivision thereof and that are payable or arise as a result of the transfer of the Purchased Assets, notwithstanding the Party upon which such Taxes are actually imposed. Buyer shall furnish to Seller properly completed exemption, resale or similar certificates, to the extent that such certificates are required by law, for any Taxes from which Buyer claims to be exempt.

ARTICLE 4

NO ASSUMPTION OF LIABILITIES

4.1 No Assumption of Liabilities. Seller shall transfer the Purchased Assets to Buyer free and clear of all Encumbrances and Buyer shall not, by virtue of its purchase of the Purchased Assets or otherwise, assume or become responsible for any Liabilities of Seller, or any other Person.

ARTICLE 5

CLOSING

5.1 Deliveries by Seller. At the Closing, Seller shall execute and deliver the following:

(a) An instrument of assignment, in form and substance satisfactory to Buyer, assigning all of Seller’s interests in trademarks, service marks and licenses which are included in the Intellectual Property;

(b) A general bill of sale and assignment in form and substance satisfactory to Buyer, transferring to Buyer all of Seller’s right, title, and interest in the Purchased Assets not covered by the assignments referred to in subsection (a) of this Section 5.1;

(c) Opinion of counsel to Seller in form and substance reasonably acceptable to Buyer; and

(d) Such additional instruments of conveyance and transfer as Buyer may reasonably request in order to more effectively vest in Buyer the Purchased Assets.

5.2 Payment by Buyer. At the Closing, Buyer shall execute and/or deliver the following:

(a) Pay to Seller the Second Payment payable at the Closing pursuant to Section 3.1(b)(ii);

(b) Any tax exemption, resale or similar certificates; and

(c) Opinion of counsel to Buyer in form and substance reasonably acceptable to Seller.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLER

To induce Buyer to enter into this Agreement, Seller hereby makes the following representations and warranties to Buyer.

6.1 Organization, Good Standing and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own the Purchased Assets and to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the obligations to be performed by it pursuant to this Agreement.

6.2 Authorization of Agreement and Enforceability. Seller has taken all necessary corporate action to authorize the execution and delivery of this Agreement, the performance by it of all terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

6.3 No Violation; Consents. The execution and delivery by Seller of this Agreement, and as of Closing, the performance and consummation of the transactions contemplated hereby and thereby will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the certificate of incorporation or bylaws of Seller, (ii) violate, or, require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Seller or the Purchased Assets are subject, (iii) violate any judgment, order, writ or decree of any court applicable to Seller or the Purchased Assets, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any contract, agreement or instrument to which Seller is a party or any of the Purchased Assets is bound or (v) result in the creation or imposition of any Encumbrance upon the Purchased Assets.

6.4 Title to Purchased Assets; Absence of Encumbrances. Seller is the holder of the Notes, party to the Security Agreement and has all of the rights and obligations of the “Holder” or “Laurus” under the Loan Documents. The outstanding amount due from Stonepath and the Subs to Seller under the Notes is approximately Five Million Nine Hundred Thousand Dollars ($5,900,000). An event of default has occurred under the Notes, due to, among other reasons, the failure to make timely repayments of amounts due under the Notes. Under the Loan Documents, Seller has a perfected first priority security interest in the Purchased Assets. As of April 17, 2007 Seller foreclosed upon the Purchased Assets, Stonepath, the Subs have surrendered them to Seller, the Seller has taken possession of the Purchased Assets, and Stonepath and the Subs have not objected to Seller’s exercise of its rights and remedies as a secured creditor under the Loan Documents and under the Uniform Commercial Code as enacted in the States of Delaware, Washington and Michigan, as applicable (“UCC”) or the sale of the Purchased Assets. The sale of the Purchased Assets constitutes Seller’s disposition of the Purchased Assets consistent with its rights and remedies under the UCC and the Loan Documents. As a result of the forgoing, Seller has good, marketable and transferable title to all of the Purchased Assets free and clear of any Encumbrances and will transfer to Buyer at the Closing good, marketable and indefeasible title to all of the Purchased Assets, free and clear of all Encumbrances.

6.5 Value of Purchased Assets; Sufficiency of Purchase Price. The value of the Purchased Assets is substantially less than the outstanding amount due from Stonepath and the Subs to Seller under the Notes. Seller has solicited and received indications of interest and offers for the Purchased Assets from other interested Persons. The Purchase Price represents the highest and best offer for the Purchased Assets received by Seller and represents sufficient, fair and adequate consideration for the Purchased Assets.

6.6 No Representation or Warranty Regarding Automotive Business. Seller makes no representation or warranty of any kind regarding the past, present or future operations, financial performance or prospects of the Automotive Business.

6.7 Legal Proceedings. Except for that certain action captioned In re: Stonepath Group, Inc. pending in the United States Bankruptcy Court for the District of Delaware (Case No. 07-10634), there is no claim, action, suit, proceeding, investigation or inquiry pending before any federal, state or other court or governmental or administrative agency or threatened against Seller or to Seller’s knowledge, related to any of the Purchased Assets or relating to the transactions contemplated by this Agreement, nor does Seller have any knowledge of any basis for any such claim, action, suit, proceeding, investigation, or inquiry. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental, regulatory or administrative official, body or authority that relates to the Purchased Assets that might affect the transactions contemplated by this Agreement.

6.8 No Fraudulent Conveyance. Seller is entering into this Agreement and the transactions contemplated hereby without the intent to hinder, delay, or defraud any creditor of Seller or Stonepath or the Subs. This Agreement provides for the receipt by Seller of reasonably equivalent value for the Purchased Assets. Seller is, after giving effect to the transactions contemplated hereby, solvent, able to pay its debts as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or by completion of the transactions contemplated hereby. Even after payment of the full Purchase Price, Seller will still be owed money from Stonepath and the Subs under the Loan Documents.

6.9 Operation of Automotive Business. From and after April 17, 2007 (the date on which Seller took possession of the Purchased Assets as a secured party), Seller has operated the Automotive Business as secured party in possession of its collateral pending disposition or sale thereof as a secured party under the UCC.

6.10 Purchased Assets Under the UCC. Seller has obtained all right, title and interest in and to the Purchased Assets through the exercise of rights under and in accordance with applicable law, including without limitation, Part 6 of Article 9 of the UCC. None of the Subs, nor their creditors has a valid claim to rights in the Purchased Assets or the proceeds of their disposition, except to the extent of any rights as to the application of such proceeds in accordance with such Part 6 of Article 9 of the UCC.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF BUYER

To induce Seller to enter into this Agreement, Buyer hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to Seller.

7.1 Organization, Good Standing, Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own the Purchased Assets and to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the obligations to be performed by it pursuant to this Agreement.

7.2 Authorization of Agreement and Enforceability. Buyer has taken all necessary corporate action to authorize the execution and delivery of this Agreement, the performance by it of all terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

7.3 No Violations; Consents. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the articles of incorporation or bylaws of Buyer, (ii) violate or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Buyer is subject, (iii) violate any judgment, order, writ or decree of any court applicable to Buyer, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any contract, agreement or instrument to which Buyer is a party or any of its assets is bound or (v) result in the creation or imposition of any Encumbrance upon its assets, other than upon the Purchase Assets.

7.4 Non Reliance on Any Representation or Warranty Regarding Automotive Business. Buyer understands and acknowledges that Seller is not making any representation or warranty of any kind regarding the past, present or future operations, financial performance or prospects of the Automotive Business. Buyer further understands and acknowledges that certain of the key employees of Stonepath UAFS or SLDS, who have worked in the Automotive Business have either resigned or been terminated from such positions and that the largest customer constituting approximately fifty percent (50%) of the Automotive Business, has not renewed its contract for continued services.

7.5 Completeness and Accuracy. All information set forth on any Schedule hereto provided by Buyer is true, correct, and complete. No representation or warranty of Buyer contained in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements made therein not misleading.

ARTICLE 8

COVENANTS

8.1 Application of Purchase Price. Seller shall apply the Purchase Price, including the Earn-Out Amount, received hereunder against payment of the outstanding obligations of Stonepath and the Subs to Seller under the Loan Documents in accordance with applicable law, including Section 9-615 of the UCC.

8.2 Confidentiality. Buyer acknowledges that information concerning the matters that are the subject matter of this Agreement may constitute material non-public information under United States federal securities laws, and that United States federal securities laws prohibit any person who has received material non-public information relating to the Buyer from purchasing or selling securities of the Buyer, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of the Buyer. Accordingly, until such time as any such non-public information has been adequately disseminated to the public, Seller shall not purchase or sell any securities of the Buyer, or communicate such information to any other person. On and after the Closing Date, Seller will not, except as may be required by law, rule, regulation, or court order or as may be required for complete filing of tax and administrative documents:

(a) disclose the existence or contents of this Agreement to any Person other than Stonepath or the Subs or Seller’s financial and legal advisors for the sole purpose of evaluating the Agreement; or

(b) directly or indirectly, make any statements, public announcements or release to trade publications or the press with respect to the subject matter of this Agreement.

8.3 Best Efforts; Court Approval. From and after the date hereof, Seller and Buyer shall use their respective best efforts to obtain all consents or approvals necessary to bring about the satisfaction of the conditions required to be performed, fulfilled or complied with by them pursuant to this Agreement and to take or cause to be taken all action, and to do or cause to be done all things, necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable. This shall include but not be limited to, all actions necessary or desirable to obtain a final order (which has either not been appealed or is no longer subject to appeal and is in full force and effect) of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in the pending involuntary proceeding against Stonepath Group, Inc., which grants Seller relief from the automatic stay so as to proceed with the foreclosure on and disposition of the Purchased Assets, which final order shall be in form and substance acceptable to Buyer and its counsel (the “Relief From Stay Order”).

8.4 Further Assurances; Credit Bid. From and after the date hereof, Seller shall execute, acknowledge and deliver to Buyer, without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, as Buyer may reasonably request to transfer to and vest in Buyer, and protect its rights, title and interest in, all the Purchased Assets and otherwise to consummate the transactions contemplated by this Agreement. In furtherance of this obligation, and to insure to the best extent possible that this Agreement and the Management Services Agreement and the transactions contemplated hereby are successfully concluded, in the event that any bidding or similar process is undertaken with respect to the Purchased Assets, Seller shall credit bid for the Purchased Assets up to the amount of its outstanding debt then due under the Notes.

8.5 Non Solicitation Agreement. For a period of three (3) years after the Closing Date, Seller shall not, directly or indirectly:

(a) solicit the business of any Person who has done business with UAFS within the twelve (12) months prior to the Effective Date (“Customer”) for the purpose of causing, inducing or attempting to cause or induce any Customer to desert, terminate, limit or in any manner modify its business relationship with Buyer, Radiant Logistics Partners, LLC, a Delaware limited liability company (“RLP”), or Airgroup Corporation, a Washington corporation (“AGC”) Radiant Logistics, Inc. or in any way interfere with its relationship with Buyer, RLP, Radiant Logistics, Inc. or AGC; or

(b) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

ARTICLE 9

CONDITIONS TO CLOSING

9.1 Conditions Precedent to Buyer’s Obligation to Close.

(a) All of Seller’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made.

(b) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

(c) Buyer’s receipt on or before the Closing of a Transaction Reliance Agreement in the general format as set forth on Exhibit B attached hereto, or as otherwise acceptable to Buyer.

9.2 Conditions Precedent to Seller’s Obligation to Close.

(a) All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made.

(b) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects

9.3 Conditions Precedent to the Parties’ Obligation to Close.

(a) The parties shall have obtained the Relief From Stay Order in accordance with Section 8.3 of this Agreement or the presently pending involuntary proceeding against Stonepath shall otherwise have been dismissed.

(b) Since the date of this Agreement, there shall not have been commenced and be then pending or threatened in writing against Buyer or Seller any claim or proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated hereby.

ARTICLE 10

SURVIVAL; INDEMNIFICATION

10.1 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the second anniversary of the Closing Date. Notwithstanding the immediately preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time it would otherwise expire if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time. All covenants and agreements of the Parties contained in this Agreement shall survive the Closing indefinitely.

10.2 Indemnification by Seller. Seller shall indemnify, defend, and hold harmless Buyer and its officers, directors and employees (each a “Buyer Indemnified Party”) against any and all liabilities, damages, and losses, punitive damages, and all costs and expenses, including, without limitation, attorneys’ and consultants’ fees and expenses (“Damages”) incurred or suffered as a result of or arising out of (i) any action taken by Seller relative to the Purchased Assets between April 17, 2007 and the Effective Date, (ii) the inaccuracy of any representation or warranty made by Seller in this Agreement or in any certificate or other writing delivered by Seller pursuant hereto or in connection herewith, (iii) the breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement, or (iv) any claim by any Person seeking to cause or require any Buyer Indemnified Party to pay or perform, any liability or obligation of, or any claim against Seller.

10.3 Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless Seller and officers, directors and employees (each a “Seller Indemnified Party”) against Damages incurred or suffered as a result of or arising out of (i) the inaccuracy of any representation or warranty made by Buyer in this Agreement or in any certificate or other writing delivered by Buyer pursuant hereto or in connection herewith, or (ii) the breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement.

10.4 Third Party Claims. Promptly after an indemnified party has received notice of or has knowledge of any claim by a person not a party to this Agreement (“Third Person”) or the commencement of any action or proceeding by a Third Person, such indemnified party shall, as a condition precedent to a claim with respect thereto being made against an indemnifying party, give the indemnifying party written notice of such claim or the commencement of such action or proceeding within thirty (30) days of acquiring knowledge of such claim, action or proceeding provided, however, that the failure to give such notice will not relieve such indemnifying party from liability under this Article with respect to such claim, action or proceeding, except to the extent that the indemnifying party has been actually prejudiced as a result of such failure. The indemnifying party (at its own expense) shall have the right and shall be given the opportunity to associate with the indemnified party in the defense of such claim, suit or proceedings, provided that counsel for the indemnified party shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings. The indemnified party shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure of the indemnifying party to settle a claim expeditiously could have an adverse effect on the indemnified party, the failure of the indemnifying party to act upon the indemnified party’s request for consent to such settlement within five (5) Business Days of the indemnifying party’s receipt of notice thereof from the indemnified party shall be deemed to constitute consent by the indemnifying party of such settlement for purposes of this Section 10.4.

10.5 Other Remedies. The indemnification rights of any indemnified party under this Article 10 are independent of and in addition to such rights and remedies as such indemnified party may have at law, in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement under or in connection with this Agreement on the part of any Party, none of which rights or remedies shall be affected or diminished hereby. Buyer shall have the right to set-off the amount of any Damages resulting from any claim that arises pursuant to Section 10.2 in calculating the Earn-Out Payments pursuant to Section 3.1 (b).

ARTICLE 11

TERMINATION

11.1 Termination Events. By notice given prior to or at the Closing, subject to Section 11.2, this Agreement may be terminated as follows:

(a) by Buyer if a material breach of any provision of this Agreement or the Management Agreement has been committed by Seller and such breach has not been waived by Buyer.

(b) by Seller if a material breach of any provision of this Agreement or the Management Agreement has been committed by Buyer and such Breach has not been waived by Seller.

(c) by Buyer if any condition in Section 9.1 or 9.3 of this Agreement has not been satisfied (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date.

(d) by Seller if any condition in Section 9.2 or 9.3 of this Agreement has not been satisfied (other than through the failure of Seller or the Shareholders to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date.

(e) by mutual consent of Buyer and Seller.

(f) by Buyer if the Closing has not occurred on or before December 31, 2007 (the “Outside Date”), unless extended by the Buyer by giving notice to Seller prior to the Outside Date then in effect.

11.2 Effect of Termination. Each party’s right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Sections 3.1 (b)(i), 8.2 and 11.2 and Article 12 will survive, provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 12

GENERAL

12.1 Expenses. Except as otherwise provided in this Agreement, and whether or not the transactions herein contemplated shall be consummated, Buyer and Seller shall pay their own fees, expenses and disbursements, in connection with the subject matter of this Agreement and all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement.

12.2 Publicity. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Buyer and Seller. Except as may be required by law, no Party shall act unilaterally in this regard without the prior written approval of the other Party, such approval not to be unreasonably withheld.

12.3 Waivers. The waiver by either Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

12.4 Binding Effect; Benefits. Except as specifically limited herein, this Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assigns. Except for the express provisions of Article 10, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.5 Notices. All notices, requests, demands, elections and other communications which either Party to this Agreement may desire or be required to give hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by a reputable courier service which requires a signature upon delivery, by mailing the same by registered or certified first class mail, postage prepaid, return receipt requested, or by telecopying with receipt confirmation (followed by a first class mailing of the same) to the Party to whom the same is so given or made. Such notice, request, demand, waiver, election or other communication will be deemed to have been given as of the date so delivered or electronically transmitted or seven days after mailing thereof.

If to Seller to:	Mass Financial Corp.
Unit 803, 8th Fl,. Dina House Ruttonjee Centre, 11 Duddell St. Central Hong Kong +852 2840 1260 (facsimile) +852 2840 1230 (phone)

With a copy to:	Sheena R. Aebig
Williams Kastner 601 Union St., #4100 Seattle, WA 98101 saebig@williamskastner.com 206-628-6611 (facsimile) 206-628-6605 (phone)

If to Buyer, to:	Radiant Logistics Global Services, Inc. .

1227 120th Avenue N.E.
Bellevue, Washington 98005
Attn: Bohn H. Crain, Chief Executive Officer
bhcrain@radiant-logistics.com
425-943-4598 (facsimile)
425-943-4539 (phone)
Attn: Stephen M. Cohen, General Counsel
SMC Capital Advisors, Inc.
Two Logan Square
18th & Arch Streets, Suite 1200
Philadelphia, Pennsylvania 19103
scohen@smcadvisors.net
215-568-4894 (facsimile)
215-568-4891 (phone)

With copy to:	Vincent A. Vietti , Esquire
Fox Rothschild LLP 997 Lenox Drive, Building 3 Lawrenceville, New Jersey 08648-2311 vvieti@foxrothschild.com 609-896-1469 (facsimile) 609-896-4571 (phone)

or to such other address as such Party shall have specified by notice to the other Party hereto.

12.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement and understanding between the Parties hereto as to the matters set forth herein and supersedes and revokes all prior agreements and understandings, oral and written, between the Parties hereto or otherwise with respect to the subject matter hereof (including any letter of intent). No change, amendment, termination or attempted waiver of any of the provisions hereof shall be binding upon any Party unless set forth in an instrument in writing signed by the Party to be bound or their respective successors in interest.

12.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

12.8 Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

12.9 Construction. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require. Each party warrants that it has consulted with its own counsel and each has participated in the drafting of this Agreement and that accordingly the rule of construction of “construe against the drafter” does not apply.

12.10 Governing Law and Choice of Forum. Any proceeding arising out of or relating to this Agreement or any transaction contemplated hereby may be brought in the courts of the State of Washington, County of King, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Washington at Seattle, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY PROCEEDING AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THE NOTICE SECTION OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. Process in any Proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world.

12.11 Cooperation. The Parties hereto shall cooperate fully at their own expense, except as otherwise provided in this Agreement, with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.

12.12 Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Agreement shall not be affected thereby and each remaining term, covenant, condition and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

MASS FINANCIAL CORP. By: /s/ Michael Smith Name: Michael Smith Title: President

RADIANT LOGISTICS GLOBAL SERVICES, INC. By: /s/ Bohn H. Crain Name: Bohn H. Crain Its: Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBIT A

DEFINITIONS

As used in this Agreement, unless otherwise defined herein, the following terms shall have the following meanings:

“Agreement” means this Asset Purchase Agreement.

“Business Day” means a calendar day other than Saturday, Sunday or any day on which banks located in New York, New York are required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Encumbrance” means any lien or security interest.

“Effective Date” means the Effective Date as defined in the Management Agreement.

“Intellectual Property” means all intellectual property rights relating to the Automotive Business Seller obtained through its foreclosure including (a) all inventions, discoveries and ideas, whether patentable or not in any jurisdiction, patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (b) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification of or renewal of any such registration or application; (c) computer software (including software, data, and related documentation); (d) licenses, licensed technology, software, accounting and operating systems, transportation management and other systems; (e) non-public information, trade secrets, know-how (including, without limitation, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings and specifications) and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (f) writings or other works, whether copyrightable or not in any jurisdiction, registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (g) any similar intellectual property rights, and (h) any claims or causes of action arising our of or related to any infringement or misappropriation of any of the foregoing.

“Knowledge” or “to the knowledge” of a Party (or similar phrases) means to the extent of matters which are actually known by such Party (including the knowledge of each Party’s executive officers), but without the duty of further investigation.

“Liabilities” means any and all debts, liabilities and/or obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

3.1 (c) - 1

“Party” means Seller or Buyer, as the context so requires, and the term “Parties” means Seller and Buyer together.

“Permits” means all governmental permits, licenses, registrations, orders and approvals relating to or necessary to own or use the Purchased Assets.

“Person” means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority or any similar entity.

“Schedules” has the meaning given to such term in the first paragraph of Article 6.

“Seller” has the meaning given to such term in the first paragraph of this Agreement.

“Taxes” means all taxes, duties, charges, fees, levies or other assessments imposed by any taxing authority, including, without limitation, income, gross receipts, value -added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on, minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

3.1 (c) - 2